EX-99(a)(2)

AMENDMENT NO. 1
TO AGREEMENT AND DECLARATION OF TRUST OF
 INVESCO DYNAMIC CREDIT OPPORTUNITY FUND

This Amendment No. 1 (the “Amendment”) to the Agreement and Declaration of Trust of Invesco Dynamic Credit Opportunity Fund (the “Trust”) amends the Agreement and Declaration of Trust of the Trust dated as of May 7, 2021 (the “Agreement”).

Under Section 9.8 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trustees of the Trust approved this Amendment, and no vote or consent of any Shareholder is required for this Amendment;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 9.12 of the Agreement is hereby amended to include the following immediately after Subsection (e):

Section 9.12(b) and (e) above will not apply to claims brought under the U.S. federal securities laws to the extent that any such federal securities laws, rules or regulations, do not permit such application.

2.	Section 9.13 of the Agreement is hereby replaced with the following:

Section 9.13  Jurisdiction and Waiver of Jury Trial.  In accordance with Section 3804(e) of the Delaware Act, any suit, action or proceeding brought by or in the right of any Shareholder or any Person claiming any interest in any Shares seeking to enforce any provision of, based on any matter arising out of, or in connection with, the Governing Instrument or the Trust, any Class, or any Shares (including any claim of any nature against the Trust, any Class, the Trustees, or officers of the Trust) shall be brought exclusively in the United States District Court for the Southern District of New York or, solely with respect to matters relating to the organization or internal affairs of the Trust or as otherwise required by law, in the Court of Chancery of the State of Delaware to the extent there is subject matter jurisdiction in such court for the claims asserted or, if not, then in the Superior Court of the State of Delaware. All Shareholders and other such Persons hereby irrevocably consent to the jurisdiction of such courts (and the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection they may make now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Further, IN CONNECTION WITH ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN THE SUPERIOR COURT IN THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ALL SHAREHOLDERS AND ALL OTHER SUCH PERSONS HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.  All Shareholders and other such Persons agree that service of summons, complaint or other process in connection with any proceedings may be made by registered or certified mail or by overnight courier addressed to such Person at the address shown on the books and records of the Trust for such Person or at the address of the Person shown on the books and records of the Trust with respect to the Shares that such Person claims an interest in.  Service of process in any such suit, action or proceeding against the Trust or any Trustee or officer of the Trust may be made at the address of the Trust’s registered agent in the State of Delaware.  Any service so made shall be effective as if personally made in the State of Delaware.

This Section 9.13 will not apply to claims brought under the U.S. federal securities laws to the extent that any such federal securities laws, rules or regulations, do not permit such application.

3.	All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

4.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of July 19, 2021.

By: /s/ Jeffrey H. Kupor
Names: Jeffrey H. Kupor
Title: Secretary, Senior Vice President and Chief Legal Officer